Exhibit 2.3


                            ASSET PURCHASE AGREEMENT
                            ------------------------


           THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 14th day of May, 2001, by and among Novus List Marketing, LLC, a Minnesota limited liability company ("Seller"), Henry A. Cousineau, III (the "Shareholder") and L90, Inc., a Delaware corporation ("Purchaser").

                                 R E C I T A L S
                                 ---------------


           A. Seller employs substantially all of its assets to operate a list marketing services business, including, without limitation, list management services, database enhancement services, list rental fulfillment services, modeling and analytical services, e-mail list management services and list maintenance hygiene services. Such operations are referred to herein as the "Business."

           B. Seller and Shareholder desire that Seller sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all the assets of the Business.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby mutually covenant and agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

           1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all liens, mortgages, charges, security interests, claims, restrictions, easements and encumbrances of any kind or nature whatsoever (collectively, "Liens"), other than those Liens specifically set forth on Schedule 1.1 hereto (the "Permitted Liens"), all of Seller's assets, properties and rights of any kind and description (other than the Excluded Assets (as defined below)), wherever located, all of which are collectively referred to herein as the "Assets."

           1.1.1 Assets. The Assets include, without limitation:

                 (a) all inventories of Seller, wherever located;

                 (b) all fixed assets of Seller, wherever located, including without limitation all leasehold improvements, property, plant, equipment, machinery, furniture, fixtures and office equipment;

                 (c) all intangible property owned or used by Seller, including without limitation all data relating to the Business (including, without limitation, such data in the Mercury and Clipper databases relating to the Business), the AMSS Software (as defined


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below), all Internet domain names, all patents, trademarks, trade names, services marks, (including without limitation the AMSS Advanced Marketing Selectivity System mark), all registrations and pending applications therefor, logos, slogans and licenses and other intellectual property (including, without limitation, all customer and supplier lists), all of the proprietary and confidential information of Seller, trade secrets, technical information, know-how, ideas, designs, processes, procedures, discoveries, copyrights and all improvements thereof;

                 (d) all notes receivable and accounts receivable, together with all agreements, collateral, guarantees, security interests and other liens and all rights of, or amounts owing to, Seller;

                 (e) all of Seller's right, title and interest under customer orders, commitments, equipment and personal property leases, real property leases, bids, contracts, license agreements, distributor agreements and other agreements and contracts of Seller, whether or not entered into in the ordinary course of Seller's conduct of the Business;

                 (f) all of Seller's right, title and interest under agreements which are entered into after the date hereof in the ordinary course of the Business of Seller which are disclosed to Purchaser in writing at or before the Closing and accepted by Purchaser in writing prior to the Closing in its sole and absolute discretion;

                 (g) all the goodwill associated with the Business;

                 (h) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers in connection with products or services furnished to Seller;

                 (i) all of the books and records relating to the Assets or the Business, and all other properties, rights and assets related thereto, whether tangible or intangible, absolute, contingent, or otherwise;

                 (j) all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties related to the Assets and the Assumed Liabilities (as defined below);

                 (k) all of Seller's leasehold and other interests in the real estate and leases described in Schedule 3.5(c); and

                 (l) all of the assets set forth on Schedule 1.1.1(l).

      For purposes of this Agreement, the "AMSS Software" shall mean the A.M.S.S. Advanced Marketing Selectivity System owned by Seller, including, without limitation, all the related executable files, source code, object code, documentation and databases.


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


           1.1.2 Excluded Assets. The Assets do not include, and Seller is not selling to Purchaser, the following assets (collectively, the "Excluded Assets"):

                 (a) Seller's corporate record books; provided, however, that Purchaser shall have a right to retain copies of, and use, any corporate record books of Seller relating to the Business;

                 (b) Seller's cash and cash equivalents;

                 (c) Seller's right, title and interest to the "Novus" name and marks;

                 (d) Seller's right, title and interest under the Asset Purchase Agreement dated October 16, 1996 by and between Paradysz Matera & Co., Inc. and Novus Marketing, Inc. (the "PMC Agreement");

                 (e) Seller's rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties related to the Excluded Liabilities (as defined below);

                 (f) Seller's right, title and interest under Seller's insurance policies;

                 (g) Seller's Mercury software (other than the data related to the Business in the Mercury databases );

                 (h) Seller's Clipper software (other than the data related to the Business in the Clipper databases); and

                 (i) All employee benefit plans covering the employees of Seller.

           1.2 Limited Assumption of Liabilities. On the terms and subject to the conditions set forth herein, Purchaser shall assume, and agrees to pay, perform and discharge in due course, only those liabilities and obligations of Seller set forth in Schedule 1.2 hereto (collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, Purchaser shall not assume or have any responsibility for any debt, liability, obligation, commitment of any nature, whether now or hereafter existing, absolute, contingent or otherwise, known or unknown, relating to Seller, Shareholder, the Assets or the Business (the "Excluded Liabilities").

           1.3   Purchase Price

                 (a) Purchaser shall pay or deliver to Seller, as the case may be, in consideration for the sale, transfer, assignment, conveyance and delivery of the Assets, (i) subject to the Closing Cash Consideration adjustment provisions of Section 1.7, an aggregate amount of One Million Nine Hundred Fifty-Four Thousand Six Hundred Fifteen Dollars and Fifty-Nine Cents ($1,954,615.59) at Closing (the "Closing Cash Consideration") by wire


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transfer of immediately available funds to an account designated in writing by
Seller, (ii) within three (3) days following the Closing, Nine Hundred Fourteen Thousand Two Hundred Ten (914,210) shares (the "Stock Consideration") of Purchaser's common stock, $.001 par value per share, and (iii) and subject to and in accordance with the Post-Closing Cash Consideration adjustment provisions of Section 1.8 and the provisions of Section 6.1(e), an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) within 60 days following the first anniversary of the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller ("Post-Closing Cash Consideration" and together with the Closing Cash Consideration shall be referred to as the "Cash Consideration") The Cash Consideration together with the Stock Consideration shall be referred to collectively as the "Purchase Price".

           1.4 Allocation. The parties agree that the Purchase Price is being paid for, and allocated among, the Assets as set forth on Annex A attached hereto in conformity with Section 1060(b) of the Internal Revenue Code of 1986 (as amended, the "Code"), and the regulations promulgated thereunder. After the Closing Date, Purchaser's accountants shall make any adjustments required to such allocations, and Seller and Shareholder agree to cooperate in filing all information required by Section 1060(b) of the Code and the regulations thereunder, and to take no position on any income tax return, report or filing that is inconsistent with such allocation.

           1.5   Earnout Provisions.

                 (a) As additional consideration for the Assets, Seller shall have the right to receive up to an additional One Million Dollars
($1,000,000.00) (the "Earnout"), payable, if applicable, in accordance with the terms of this Section 1.5.

                 (b) For purposes of this Agreement, "Offline Operating Income" shall have the meaning assigned to such term in the L90 Bonus Plan (as defined below).

                 (c) If Offline Operating Income for the period between May 1, 2001 and April 30, 2002 ("Year One") is greater than $2,480,000 (subject to
Section 1.5(e), the "Year One Target"), then Purchaser shall pay to Seller an amount equal to $400,000 (the "Year One Earnout"), and if Offline Operating Income for Year One is equal to or less than the Year One Target, then Seller shall not receive any portion of the Year One Earnout.

                 (d) If Offline Operating Income for the period between May 1, 2002 and April 30, 2003 ("Year Two") is greater than $3,670,000 (subject to
Section 1.5(e), the "Year Two Target"), then Purchaser shall pay to Seller an amount equal to $600,000 (the "Year Two Earnout"), and if Offline Operating Income for Year Two is equal to or less than Year Two Target, then Seller shall not receive any portion of the Year Two Earnout.

                 (e) All portions of the Earnout, if any, shall be promptly paid by Purchaser to Seller or to such persons as Seller may direct within 45 days after the end of Year One or Year Two, as the case may be. To the extent Seller disputes the calculation of the Earnout, Seller and Purchaser shall negotiate in good faith for 30 days to resolve such


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


dispute. In the event of the occurrence of any merger or acquisition by, or of, the Purchaser, the result of which materially affects the Business, the Purchaser, Seller and Shareholder agree to negotiate in good faith to make appropriate adjustments to the Year One Target and/or the Year Two Target. Notwithstanding the provisions of Section 7.16 hereof, to the extent Seller and Purchaser are unable to resolve such dispute within such 30 day period, Seller and Purchaser shall select a nationally recognized independent accounting firm (other than an accounting firm then engaged by Seller or Purchaser) to resolve such dispute within thirty (30) days. The determination of such accounting firm as to the calculation of the Earnout shall be conclusive and binding upon the parties for purposes of this Section 1.5. The fees and expenses of the accounting firm shall be borne equally by Seller and Purchaser.

           1.6 Transferee Liability. The parties hereto acknowledge and agree that:

                 (a) all consent fees, sales, use, excise, transfer, value added and similar taxes and assignment or transfer fees, and other fees and charges and taxes payable in connection with the transactions contemplated hereby, if any, shall be paid by Seller or Shareholder; provided, however, that any sales tax liability related to the transactions contemplated herein shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller and Shareholder;

                 (b) all Federal and state income taxes, if any, incurred by Purchaser, Seller or Shareholder shall be borne by the party incurring such taxes;

                 (c) in the event that Seller or Shareholder pays any fees, charges or taxes in connection with the transactions contemplated hereby which it is not required to pay hereunder (including without limitation, any broker fees, finder fees or other fees or expenses payable to The Winterberry Group), Purchaser agrees to reimburse Seller or Shareholder immediately in the amount of such fees, charges or taxes paid by Seller or Shareholder;

                 (d) in the event that Purchaser pays any fees, charges or taxes in connection with the transactions contemplated hereby which it is not required to pay hereunder (including, without limitation, any broker fees, finder fees or other fees or expenses payable to U.S. Bancorp Piper Jaffray Inc. or under the Equity Participation Plans (as described in Schedule 3.9), Seller and Shareholder agree to reimburse Purchaser immediately in the amount of such fees, charges or taxes paid by Purchaser.


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


           1.7   Adjustment to Closing Cash Consideration.

                 (a) Within thirty (30) days following the Closing, Seller shall prepare, at its sole cost and expense, and shall deliver to Purchaser a final balance sheet of Seller as of the Closing on the Closing Date (the "Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") except as set forth on Schedule 1.7, accompanied by the Closing Calculation (collectively, the "Closing Financial Documentation"). Purchaser, together with its certified public accountants, shall be entitled to review the Closing Balance Sheet and related Closing Calculation. To enable Purchaser to conduct such review, Seller shall provide Purchaser with access to all records in Seller's possession or under Seller's control as are reasonably requested by Purchaser. Purchaser shall complete its review and deliver to Seller, no later than thirty (30) days following Purchaser's receipt of the Closing Financial Documentation (the "Post-Closing Review Period"), Purchaser's written calculation of the Closing Balance Sheet and the Closing Calculation with respect to Seller as of the Closing on the Closing Date (collectively, the "Purchaser Calculation"). If the Purchaser Calculation is not delivered to Seller by the end of the Post-Closing Review Period, the Closing Balance Sheet and Closing Calculation as calculated by Seller shall be deemed final and binding for purposes of this Section 1.7, and, promptly thereafter, the Closing Cash Consideration shall be adjusted by the parties in accordance with the provisions of Section 1.7(c) below. If Purchaser timely delivers the Purchaser Calculation, Seller and Purchaser shall promptly seek to agree on any disputed matters with respect to the determination of the Closing Balance Sheet and the Closing Calculation of Seller (the "Disputed Amount"). If full agreement is not reached by the parties within fifteen (15) days of delivery of the Purchaser Calculation, Seller and Purchaser shall select a nationally recognized independent accounting firm (other than an accounting firm then engaged by Seller or Purchaser or their respective affiliates) to resolve the Disputed Amount within thirty (30) days. The determination of such accounting firm as to the Disputed Amount shall be conclusive and binding upon the parties for purposes of this Section 1.7, and the Closing Cash Consideration shall be adjusted by the parties promptly following such determination in accordance with the provisions of Section 1.7(c) below. The fees and expenses of the accounting firm shall be borne equally by Seller and Shareholder, on the one hand, and Purchaser, on the other hand.

                 (b) "Closing Calculation" shall mean the AP minus Net AR, where:

           Net AR = the sum of Seller's accounts receivable as of the Closing on the Closing Date (other than Seller's income tax refunds receivable and Seller's accounts receivable under the PMC Agreement), as reflected on the Closing Balance Sheet ("Gross AR") minus the product of 5.5% multiplied by the Gross AR (the "Reserve"); and


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


           AP = the sum of the Assumed Liabilities as calculated on an accrual basis and as reflected on the Closing Balance Sheet plus the Accrued Vacation (as defined in Schedule 1.2).

                 (c) The Closing Cash Consideration payable at the Closing shall be increased or decreased as follows:

                     (i) If the Closing Calculation is less than Five Hundred Ninety-Five Thousand Three Hundred Eighty-Four Dollars and Forty-One Cents $595,384.41 (the "Preliminary Calculation"), then the Closing Cash Consideration payable at the Closing shall be increased by such difference. Purchaser shall pay to Seller cash in the amount of such difference by means of wire transfer of immediately available funds to an account designated by Seller in writing no later than three (3) days of after the final determination of the Closing Balance Sheet and Closing Calculation.

                     (ii) If the Closing Calculation is greater than the Preliminary Calculation, then the Closing Cash Consideration payable at the Closing shall be decreased by such difference. Seller shall pay to Purchaser cash in the amount of such difference by means of wire transfer of immediately available funds to an account designated by Purchaser in writing no later than three (3) days of after the final determination of the Closing Balance Sheet and Closing Calculation.

           1.8   Adjustment to Post-Closing Cash Consideration.

                 (a) Within fifteen (15) days following the first anniversary of the Closing, Purchaser shall prepare, at its sole cost and expense, and shall deliver to Seller Purchaser's calculation of the Final Calculation (as defined below), prepared in accordance with GAAP. Seller, together with its certified public accountants, shall be entitled to review Purchaser's Final Calculation. To enable Seller to conduct such review, Purchaser shall provide Seller with access to all relevant records in Purchaser's possession or under Purchaser's control as are reasonably requested by Seller. Seller shall complete its review and deliver to Purchaser, no later than fifteen (15) days following receipt by Seller of Purchaser's Final Calculation (the "Final Review Period"), Seller's written calculation of the Final Calculation (collectively, the "Seller Calculation"), prepared in accordance with GAAP. If the Seller Calculation is not delivered to Purchaser by the end of the Final Review Period, the Final Calculation of Purchaser shall be deemed final and binding for purposes of this
Section 1.8, and, promptly thereafter, the Post-Closing Cash Consideration shall be adjusted by the parties in accordance with the provisions of Section 1.8(c) below. If Seller timely delivers the Seller Calculation, Seller and Purchaser shall promptly seek to agree on any disputed matters with respect to the determination of the Final Calculation of Purchaser (the "Final Disputed Amount"). If full agreement is not reached by the parties within fifteen (15) days of delivery of the Seller Calculation, Seller and Purchaser shall select a nationally recognized independent accounting firm (other than an accounting firm then engaged by Seller or Purchaser or their respective affiliates) to resolve the Final Disputed Amount within fifteen (15) days. The determination of such accounting firm as to the Final Disputed


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


Amount shall be conclusive and binding upon the parties for purposes of this
Section 1.8, and the Post-Closing Cash Consideration shall be adjusted by the parties promptly following such determination in accordance with the provisions of Section 1.8(c) below. The fees and expenses of the accounting firm shall be borne equally by Seller and Shareholder, on the one hand, and Purchaser, on the other hand.

                 (b) "Final Calculation" shall mean Net Uncollected AR minus the Reserve, where:

      Net Uncollected AR =     Uncollected AR (defined below) less the amount of
                               AP outstanding as of the first anniversary of the Closing (to the extent these AP amounts have corresponding accounts receivable within the
                               Uncollected AR).

      Uncollected AR =         Gross AR as of the Closing on the Closing Date
                               (as determined from the Closing Calculation) less the aggregate cash collected by Purchaser with respect to such Gross AR during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

                 (c) The Post-Closing Cash Consideration payable pursuant to
Section 1.3 shall be increased or decreased as follows:

                     (i) If the Final Calculation is greater than zero, then the Post-Closing Cash Consideration payable pursuant to Section 1.3 shall be decreased by the Final Calculation. To the extent the Final Calculation exceeds the Post-Closing Cash Consideration, Seller and Shareholder shall also pay to Purchaser cash in the amount of such excess by means of wire transfer of immediately available funds to an account designated by Purchaser in writing no later than three (3) days of after the final determination of the Final Calculation.

                     (ii) If the Final Calculation is less than zero, then the Post-Closing Cash Consideration payable pursuant to Section 1.3 shall be increased by the Final Calculation.

                     (iii) If the Final Calculation is equal to zero, then the Post-Closing Cash Consideration payable pursuant to Section 1.3 shall not be adjusted.


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


                                   ARTICLE II.
                                   THE CLOSING
                                   -----------

           2.1 Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Paul, Hastings, Janofsky & Walker, 555 South Flower Street, 23rd Floor, Los Angeles, California on May 14, 2001, or on such other date and such other place as the parties shall mutually agree (the "Closing Date").

           2.2   Deliveries of Purchaser. At the Closing Purchaser shall:


                 (a) assume the Assumed Liabilities;

                 (b) pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller the Closing Cash Consideration subject to the Closing Cash Consideration adjustment provisions of
Section 1.7; and

                 (c) all of the documents and instruments required to be delivered to Seller under Section 5.2 hereof.

In addition, within three (3) days following the Closing, Purchaser shall deliver to Seller one or more stock certificates, as determined by Seller, issued in the name of Seller, representing in the aggregate the Stock Consideration.

           2.3 Deliveries of Seller and Shareholder. At the Closing, Seller shall:

                 (a) convey, assign, transfer and deliver to Purchaser all of Seller's right, title and interest in and to the Assets, free and clear of all Liens (other than the Permitted Liens), and in furtherance thereof shall deliver to Purchaser a General Assignment and Bill of Sale in substantially the form attached hereto as Annex B, together with such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as Purchaser and its legal counsel shall reasonably request; and

                 (b) all of the documents and instruments required to be delivered to Purchaser under Section 5.1 hereof.

           2.4 Seller's Representative. In order to efficiently administer the transactions contemplated hereby, including (i) the defense or settlement of any claims for which Seller and Shareholder may be required to indemnify Purchaser pursuant to Article VI hereof, Shareholder (the "Representative") has agreed to his appointment as the Representative. The Representative is hereby authorized to take any and all action as is contemplated to be taken by Seller by the terms of this Agreement. All decisions and actions by the Representative shall be binding upon Seller and Seller shall have no right to object, dissent, protest or otherwise contest the same. Each of Seller (without waiving any rights against the Representative) and Shareholder agree that:


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                 (a) Purchaser shall be able to rely exclusively on the
instructions and decisions of the Representative as to the settlement of claims for indemnification by Purchaser pursuant to Article VI hereof, or any other actions taken by the Representative hereunder, and neither Seller nor Shareholder shall have any cause of action against Purchaser in reliance upon the instructions or decisions of the Representative;

                 (b) all actions, decisions and instructions of the Representative shall be final, conclusive and binding upon Seller and Shareholder; and

                 (c) the provisions of this Section 2.4 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that Seller or Shareholder may have in connection with the transactions contemplated by this Agreement; and the provisions of this Section 2.4 shall be binding upon the assigns, executors, heirs, legal representatives and successors of Seller and Shareholder, and any references in this Agreement to Seller or Shareholder shall mean and include the successors to the rights hereunder of Seller or Shareholder, as the case may be, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.



                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                            OF SELLER AND SHAREHOLDER
                            -------------------------

           As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Shareholder and Seller, jointly and severally, hereby represent and warrant to, and covenant with, Purchaser as follows:

           3.1 Organization and Authority. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, (b) has full limited liability company power and authority to own and lease the Assets and to carry on the Business as and where the Assets are now owned or leased and the Business is now conducted, and (c) is qualified to do business as a foreign limited liability company in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary. A list of such foreign jurisdictions is set forth on Schedule 3.1 hereto.

           3.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by Seller and Shareholder, the compliance by Seller and Shareholder with the terms and conditions hereof nor the consummation by Seller and Shareholder of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the articles of organization, operating agreement or other charter documents of Seller, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller, Shareholder, the Assets or


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


the Business, or any governmental permit or license issued to Seller, (c) violate or be in conflict with, result in a breach or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or except as set forth in Schedule 3.2, require any consent, authorization or approval (other than those required to be obtained which have been, or prior to the Closing will be, duly obtained by Seller or Shareholder) under, any term or provision of any Lien, lease, agreement or instrument to which Seller or Shareholder is a party or by which he or it or the Assets are bound, (d) result in the creation of any Lien upon any of the Assets or (e) give to others any rights or interests (including rights of purchase, termination or cancellation) under any such Lien, lease, agreement or instrument.

           3.3   Power and Authority.

                 (a) Each of Seller and Shareholder has full power and authority to execute, deliver and carry out all the terms and provisions of this Agreement and to perform its or his obligations under this Agreement. On or prior to the Closing Date, Seller and Shareholder shall have taken, or caused to have been taken, all necessary action, limited liability company or otherwise, to authorize Seller's and Shareholders' execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                 (b) This Agreement constitutes, and upon the execution and delivery by Seller and Shareholder of the other agreements among the parties referred to herein and each instrument and certificate delivered by Seller and Shareholder pursuant hereto, such agreements, instruments and certificates shall constitute, the legal, valid and binding obligations of Seller and Shareholder (as appropriate), enforceable against Seller and Shareholder (as appropriate) in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and by equitable principles.

                 (c) Neither Seller nor Shareholder is subject to any restriction of any kind or character which prohibits Seller or Shareholder from entering into this Agreement or would prevent or impede its or his performance of or compliance with all or any part of this agreement or the consummation of the transactions contemplated hereby.

           3.4 Financial Statements. Schedule 3.4 contains copies of Seller's financial statements previously delivered to Purchaser (collectively, the "Financial Statements"). Such Financial Statements are true and correct in all material respects as of the dates reflected on them and have been prepared in accordance with GAAP except as set forth on Schedule 1.7 and present fairly the financial condition of Seller as at the respective dates thereof and the results of its operations and its cash flows for the periods then ended.


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


           3.5   Title to Property; Encumbrances.

                 (a) Except as set forth on Schedule 3.5(a), the Assets are all of the assets necessary to conduct the business of Seller as currently being conducted and as conducted during the periods covered by the Financial Statements. Seller has, and upon consummation of the transactions contemplated by this Agreement at the Closing, Purchaser will have, good and marketable title to all of the Assets, real and personal, moveable and immovable, tangible and intangible, free and clear of any and all Liens (other than the Permitted Liens).

                 (b) Schedule 3.5(b) contains a list of all tangible personal property having a cost or fair market value in excess of $5,000 owned by Seller. All of the machinery, equipment, vehicles and all other tangible personal property, which constitute part of the Assets, are in good condition and repair, subject to normal wear and tear, suited for the use intended and operated in conformity with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable building and zoning laws, ordinances, and regulations.

                 (c) Seller owns no real property. Schedule 3.5(c) contains a list of all real property leases, licenses and personal property leases under which Seller is the lessee or licensee, together with (i) the location and nature of each of the leased or licensed properties, (ii) the termination date of each such lease or license, (iii) the name of the lessor or licensor and (iv) all rental and other payments made or required to be made for the remaining life thereof. All leases and licenses pursuant to which Seller leases or licenses from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any real property lease, personal property lease or license, any existing material default by or event of default (or event that, with notice or passage of time, or both, would constitute a material default by Seller, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance), except as set forth in the Schedule 3.5(c). True and complete copies of all real property leases, licenses and personal property leases, as well as copies of any title reports, surveys or environmental reports or audits relating to any leased real property are appended to the Schedule 3.5(c). Except as set forth in the
Schedule 3.5(c), no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this Section 3.5(c), a "lease" shall include a sublease.

           3.6 Receivables. The amounts of the notes and accounts receivable reflected on the Financial Statements are true and correct and are stated in accordance with generally accepted accounting principles, consistently applied. To the knowledge of Seller, all notes and accounts receivable reflected on the Financial Statements and all notes and accounts receivable that have arisen since March 31, 2001 (the "Balance Sheet Date") (except such accounts receivable as have been collected since such date) (i) have arisen from bona fide transactions in the ordinary course of the Business, (ii) are not subject to any defense, offset or counterclaim, and (iii) are valid and enforceable against the account debtor and are fully collectable in the aggregate recorded amounts thereof, except to the extent of the allowance for doubtful accounts reflected on the Financial Statements.
Schedule 3.6 hereto contains a true and complete aging of Seller's accounts receivable as of the Balance Sheet Date.

           3.7   Proprietary Information.

                 (a) Schedule 3.7 contains a true and complete list of all Internet domain names, letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, grants of a license or right to Seller with respect to the foregoing, both domestic and foreign, claimed by Seller or used or proposed to be used by Seller in the conduct of the Business, whether registered or not (collectively herein, "Registered Rights"). Except as described in Schedule 3.7 hereto, Seller is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registrable Right with respect to the use thereof in the conduct of the Business or otherwise. Neither Seller nor Shareholder has any knowledge of any claim of infringement or other complaint that its operations violate or infringe the Registrable Rights of any third party.

                 (b) Except as set forth on Schedule 3.7(b), Seller owns and has the unrestricted right to use every trade secret, customer and supplier list, promotional idea, marketing and purchasing strategy, computer program, discovery, know-how, confidential data and all other intellectual property and information (collectively herein, "Proprietary Information") required for or incident to the operation of the Business, free and clear of any right, equity or claim of others. Notwithstanding the foregoing sentence, "Proprietary Information" shall not include the lists owned by customers of the Business, which lists are managed by Seller as part of the Business. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

                 (c) Except as set forth on Schedule 3.7(c), Seller has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any Registrable Rights or Proprietary Information or any interest therein. There are no claims or demands of any person pertaining to, or any proceedings that are pending or, to the knowledge of Seller or Shareholder, threatened, which challenge the rights of Seller in respect of any Registrable Rights or Proprietary Information.

           3.8 Insurance. Schedule 3.8 contains a complete list and description of all fire, theft, casualty, life, title, automobile, liability and other policies of insurance maintained by MIH, Inc. with respect to the Assets and Business, all of which are, and will be maintained through the Closing Date, in full force and effect. All premiums due thereon have been paid and Seller has not received any notice of cancellation with respect thereto. All such policies taken together provide adequate coverage to insure the Assets and Business through the Closing Date against such risk of loss and in such amounts as are customary for companies engaged in the same or similar business and similarly situated.

           3.9 Employees and Labor Matters. Schedule 3.9 contains a true and complete list of all employees of Seller. None of Seller's employees is subject to any collective bargaining agreement to which Seller is a party or is bound. Seller is in compliance with all federal and state laws respecting employment and employment practices and has not engaged in any unfair labor practice.
Schedule 3.9 sets forth (a) a statement describing all employee benefits that are enforceable obligations of Seller; and (b) a list of all employees who have employment contracts, whether oral or written, or loan or other agreements with Seller, true and complete copies of which have heretofore been delivered to Purchaser. To the knowledge of Seller and Shareholder, no union or other labor organization has attempted to organize any of the employees of Seller. No worker's compensation or similar claim relating to or involving Seller or the Business has been filed or, to the knowledge of Seller or Shareholder, is threatened.

           3.10 Litigation. Except as set forth on Schedule 3.10 hereto, there is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of Seller's and Shareholders' knowledge, threatened against or affecting Seller, the Business or the Assets. Except as set forth on Schedule 3.10, Seller is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

           3.11 Income and Other Taxes. All taxes (including, without limitation, all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees' income withholding, and social security taxes, and all other taxes imposed on Seller or its income, properties, sales, franchises, operations, the Assets or Benefit Plans or trusts), and all deposits in connection therewith required by applicable law, imposed by any federal, state, local or foreign jurisdiction, or by any other governmental unit or taxing authority, and all interest and penalties thereon (all of the foregoing hereafter collectively referred to as "Taxes"), which are due and payable by Seller for all periods through the date hereof have been paid in full, or adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of Seller, its members or Shareholder. From and after the date of this Agreement, Seller will duly file all returns and reports with respect to Taxes, and will pay all Taxes imposed on Seller related to periods on or prior to the Closing Date which directly or indirectly affect Purchaser's operation of the Assets or the Business after the Closing, or which might create a lien or encumbrance on the Assets, or which would adversely affect Purchaser's ability to carry on Seller's business after the Closing Date. Seller has duly filed all federal, state, local and foreign tax returns and reports (including, without limitation, returns for estimated tax), and all returns and reports of all other governmental units or taxing authorities having jurisdiction, with respect to all Taxes, all such returns and reports show the correct and proper amount due, and all Taxes shown on such returns or reports and all assessments received by Seller have been paid to the extent that such Taxes, or any estimates thereon, have become due. To the extent any federal income tax returns of Seller have been examined by the Internal Revenue Service through December 31, 2000, except as set forth in Schedule 3.11, all the deficiencies proposed and indicated as a result of the examination of such tax returns have been paid, settled or are being disputed in good faith.

           3.12  Employee Benefit Matters.

                 (a) Schedule 3.12 lists all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type (other than programs merely involving the regular payment of wages), established, maintained or contributed to by Seller (the "Benefit Plans").

                 (b) Purchaser will have no liability under any Benefit Plan (including, without limitation, any termination thereof) as a result of the transactions contemplated hereby.

           3.13 No Undisclosed Liabilities. Except (a) to the extent set forth or provided for in the Financial Statements, (b) as set forth on Schedule 3.13 hereto or (c) for current liabilities incurred since the Balance Sheet Date in the usual and ordinary course of business (none of which, individually or in the aggregate, are material to the Business), as of the date hereof, Seller has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

           3.14 Permits, Licenses, Etc. Seller possesses, and is operating in compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of governmental bodies, agencies and instrumentalities thereof necessary to conduct the Business as currently conducted and as proposed to be conducted (the "Permits"). Schedule 3.14 hereto contains a true and complete list of all Permits. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 3.14, no Permit will require the consent of its issuing authority to, or as a result of, the consummation of the transactions contemplated hereby.

           3.15 Environmental Matters. Seller (including its predecessors for whose acts and omissions it is responsible) has complied in all material respects with all applicable laws, rules, regulations and ordinances relating to pollution and environmental control. All hazardous or toxic waste, materials and substances on, in, under or off-site from the real property owned or operated by Seller (the "Real Property") have been properly removed and disposed of, and no past or present disposal, spill or other release of, or treatment, transportation or other handling of, hazardous waste, materials or substances on, in, under or off-site from any Real Property, or adjacent property, will subject Seller, the Business, the Assets or Purchaser to corrective or compliance action or any other liability. Schedule 3.15 sets forth a correct and complete description of (a) all permits, regulatory plans and compliance schedules with respect to Seller, the Business or the Assets, and (b) all litigation, investigations, inquiries, and other proceedings, rulings, orders or citations pending, or to the knowledge of Seller or Shareholder, threatened or contemplated by government officials with respect to Seller, the Business or the Assets, in each case relating to emissions or potential emissions into the environment of solids, liquids, gases, heat, light, noise, radiation and other forms of matter or energy ("Emissions") or the proper disposal of materials, including solid waste materials ("Disposals"). Seller is not, nor has it been, required to obtain any permit, regulatory plan or compliance schedule required by the Business related to environmental hazards, Emissions or Disposals. Seller is not, nor has it been, required to keep records or make any filing pursuant to applicable laws, rules, regulations and ordinances with respect to Emissions and Disposals.

           3.16 Consents. All consents, authorizations and approvals of any court, governmental body or agency or instrumentality thereof or any arbitrator or any other person to or as a result of the consummation of the transactions contemplated by this Agreement or that are necessary or convenient in connection with the Business as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, an adverse effect on the Business or its financial condition, properties, prospects or operations, have been obtained by Seller, except as described in Schedule 3.16 hereto. Except as set forth on Schedule 3.16 hereto, all consents, authorizations and approvals described in Schedule 3.16 will have been duly obtained prior to the Closing.

           3.17 Material Contracts. Schedule 3.17 contains a true and complete list of all material contracts, agreements, leases, permits, commitments, arrangements and instruments (collectively, "Material Contracts") to which Seller is a party or by which Seller, the Business or the Assets are bound or affected. For purposes of this Section 3.17, any contract, agreement, lease, permit, commitment, arrangement or instrument shall be deemed "material" if it
(a) involves performance by any party more than 60 days after the date hereof,
(b) involves payments to or receipts by Seller in excess of $5,000, (c) relates to any sales representative or similar relationship between Seller and any third party, (d) restricts Seller from carrying on the Business or engaging any activity, (e) involves any agreement or understanding between Seller and any employee, representative or affiliate of Seller or (f) otherwise materially affects the Business. The Material Contracts include all existing contracts and commitments of Seller (i) which are necessary to conduct Seller's business in the same manner as currently conducted by Seller or (ii) by which the Assets may be bound or affected. All such Material Contracts have been entered into in the ordinary course of Seller's business, and are valid and effective in accordance with their terms. Seller has performed all obligations to be performed by it as of the date of this Agreement under all Material Contracts, and Seller is not in default or in arrears under any of the terms thereof, and to the knowledge of Seller and Shareholder, no condition exists or has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default or accelerate the maturity of, or otherwise modify, any Material Contract. All Material Contracts are in full force and effect. No default by any other party to any Material Contract is known or claimed by Seller or Shareholder to exist.

           3.18 Compliance with Law. The Business has not been conducted and is not being conducted, and Seller is not and has not been, in violation of any applicable federal, state or local statute, law, rule, regulation, ordinance, permit, order, decree of, or other lawful obligation imposed by, any court or governmental authority or instrumentality. Seller has made all required registrations and filings with all applicable federal, state and local government authorities relating to the Business as currently conducted and as proposed to be conducted. Seller has not received notice nor has knowledge of any violation of any applicable zoning regulation, zoning ordinance or land use law or regulation (including setback requirements) relating to the Business or the Real Property or any other real property owned, operated or leased by Seller.

           3.19 Absence of Certain Changes. Except as set forth on Schedule 3.19, since the Balance Sheet Date:

                 (a) there has been no change in the business, assets, liabilities, results of operations or financial condition of the Business or Seller or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have been or will be, in the aggregate, materially adverse to the Assets or the Business;

                 (b) there has been no damage, destruction or loss to the properties or the Business, whether or not covered by insurance, which has or will have a material adverse effect on such properties or the Business or the operations of Seller;

                 (c) the Business has been operated in the ordinary course and consistent with its prior practices, and not otherwise;

                 (d) the Assets have been maintained in good order, repair and condition, ordinary wear and tear excepted;

                 (e) the books, accounts and records of Seller and the Business have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years, it being understood that Seller did not keep separate financials for the Business prior to 2001;

                 (f) there has been since February 1, 2001, no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Seller to any director, officer, manager, or to any other employee or agent of Seller earning $50,000 or more per annum, (ii) general increase in the compensation or in the rate of compensation payable or to become payable to hourly or salaried employees of Seller earning less than $50,000 per annum ("general increase" for the purpose hereof shall mean any increase generally applicable to a class or group of employees and shall not include increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally applicable to a class or group thereof), (iii) employee hired at a salary in excess of $50,000 per annum, or (iv) payment of or commitment to pay any bonus, profit share or other extraordinary compensation to any employee;

                 (g) there has been no labor dispute, organizational effort by any union or unfair labor practice charge involving Seller or the Business or any material adverse change in employee relations which has or is reasonably likely to have an adverse effect on the productivity, financial condition, results of operations or Business of Seller or the relationships between the employees of Seller and the management of Seller;

                 (h) there has been no mortgage, charge, lien, claim or other encumbrance or security interest (other than liens for current taxes which are not past due) created on or in any of the Assets or assumed by Seller with respect to any Assets;

                 (i) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller or the Business, except current liabilities incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which individually or in the aggregate adversely affects the business or financial condition of Seller or the Business;

                 (j) no indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) has been discharged or satisfied by Seller or the Business, other than current liabilities reflected in the Financial Statements, and current liabilities incurred since the date thereof in the ordinary course of business and consistent with its prior practice;

                 (k) there has been no sale, transfer, lease or other disposition of any Assets except in the ordinary course of business, and no debt to, or claim or right of, Seller or the Business has been canceled, compromised, waived or released;

                 (l) there has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any material right of Seller or the Business under any Material Contract or any governmental license, permit or permission relating to the Business;

                 (m) there have been no amendments or other corporate actions having the effect of an amendment increasing past or future contributions of any kind whatsoever to any Benefits Plan of Seller relating to the Business;

                 (n) Seller has not, except as set forth on Schedule 3.19(n) (i) paid any judgment resulting from any suit, proceeding, arbitration, claim or counterclaim or (ii) made any payment to any party of more than $1,000 in settlement of any suit, proceeding, arbitration, claim or counterclaim, relating, in any way, to the Business;

                 (o) Seller has not discontinued or determined to discontinue the sale of any products or provision of any services previously sold or provided by Seller or the

Business, representing more than one percent (1.0%) of annual sales of the Business during the period covered by the Financial Statements;

                 (p) Except as set forth in Schedule 3.19(p), Seller has not transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, trade secret, invention or similar rights comprising a part of the Registered Rights or Proprietary Information, or modified any existing rights with respect thereto;

                 (q) Seller has not made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then-current market price or upon terms and conditions more onerous than those normal, customary and consistent with its prior practices (which are prudent business practices prevailing in the industry), or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                 (r) there has not been any change in accounting methods, principles or practices affecting in any material respect the Assets, the Assumed Liabilities or the Business;

                 (s) there has not been any declaration, setting aside or payment of dividends or distributions by Seller except consistent with past practices;

                 (t) there has not been any failure by Seller to use its reasonable business efforts to carry on diligently the Business in the ordinary course so as to keep available to Purchaser the services of the employees of the Business and to preserve for Purchaser the Business and the goodwill of the suppliers and customers of the Business and others having business relations with the Business;

                 (u) there has not been the existence of any other event or condition which in the aggregate has or would reasonably be expected to have a material adverse effect on Seller, the Assets or the Business; and

                 (v) neither Seller nor Shareholder has entered into any agreement to do any of the things described in the preceding clauses (a) through
(u) other than as expressly provided for or permitted herein.

           3.20 Questionable Payments. Neither Seller, Shareholder nor any director, officer, agent, employee or other person associated with or acting on behalf of Seller has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to government officials or employees from corporate funds, established or maintained any unlawful or unrecorded fund of corporate monies or other assets, made any false or fictitious entries on the books of account of Seller made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or made any other payment, favor or gift not fully deductible for federal income tax purposes.

           3.21 Affiliations. Except as set forth on Schedule 3.21 hereto, none of Seller, , any officer, director or employee of Seller or any associate or affiliate of Seller or any of such persons has, directly or indirectly, (a) an interest in any corporation, partnership or other entity or person that (i) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by Seller or (ii) purchases from or sells or furnishes, or proposes to purchase from or sell or furnish, to Seller any goods or services or
(b) a beneficial interest in any contract or agreement to which Seller is a party or by which it or any Assets or the Business are bound or affected.

           3.22 Governmental Reports. Schedule 3.22 contains a true, correct and complete list, and Seller has heretofore furnished Purchaser with true, correct and complete copies of, all reports, if any, filed during the past five years, by Seller with (a) the Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Occupational Safety and Health Administration, Internal Revenue Service (other than tax returns and standard forms relating to compensation or remuneration of employees), Environmental Protection Agency and Securities and Exchange Commission or (b) any state or local agency which performs equivalent functions, relating to, in any way, Seller's business.

           3.23 Investment Intent. In connection with the Stock Consideration to be issued to Seller as provided for herein:

                 (a) Seller has substantial experienced in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that it is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its own interests.

                 (b) Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

                 (c) Seller is acquiring Stock Consideration for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that the Stock Consideration has not been, and will not be, registered under the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein.

                 (d) Seller acknowledges that the Stock Consideration must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Stock Consideration, the availability of certain current public information about Purchaser, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

                 (e) Seller has had the opportunity to discuss Purchaser's business, management and financial affairs with Purchaser's management.

                 (f) Seller understands that Purchaser has a limited financial and operating history and that an investment in Purchaser involves substantial risks. Seller further understands that the purchase of the Stock Consideration will be a speculative investment. Seller is able, without impairing Seller's financial condition, to hold the Stock Consideration for an indefinite period of time.

                 (g) Seller has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Seller relies solely on such advisors and not on any statements or representations of Purchaser, Purchaser's counsel, or any of Purchaser's agents. Seller understands that it (and not Purchaser) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

           3.24 Disclosure. No representation or warranty of Seller or Shareholder in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. Except as set forth on Schedule 3.24, to the best knowledge of Seller and Shareholder, there is no material fact specific to the Business (as opposed to the general economy or the offline direct marketing industry) that Seller or Shareholder has not disclosed to Purchaser in writing that Seller or Shareholder in good faith believes has had or will have a materially adversely effect on (a) the Assets, the Business or Seller's financial condition, properties, prospects or results of operations of the Business as such will exist on the Closing Date, or (b) the ability of Seller or Shareholder to perform fully its or his obligations of this Agreement. To the extent any representation or warranty by Seller or Shareholder is limited to his or its "knowledge" or "best knowledge," each of Seller and Shareholder represents and warrants that it or he, as the case may be, has made a reasonable investigation sufficient to express an informed view concerning the matters to which such representation or warranty relates, including, without limitation, diligent inquiries of Seller's employees and representatives.

                                   ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

           Purchaser hereby represents and warrants to Seller and Shareholder as follows:

           4.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

           4.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by Purchaser, the compliance by Purchaser with the terms and conditions hereof nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other charter documents of Purchaser, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to Purchaser, or (c) conflict with or result in a breach of or require any consent, authorization or approval (other than those required to be obtained which have been duly obtained by Purchaser) under, any indenture, mortgage, lien, lease, agreement or instrument to which Purchaser is a party or by which it is bound.

           4.3   Corporate Power and Authority.

                 (a) Purchaser has the corporate power and authority to execute, deliver and carry out all the terms and provisions of this Agreement and to perform its obligations under this Agreement and, on the Closing Date, Purchaser shall have taken, or caused to have been taken, all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                 (b) This Agreement constitutes, and upon the execution and delivery by Purchaser of the other agreements among the parties referred to herein and each instrument and certificate delivered by Purchaser pursuant hereto, such agreements, instruments and certificates shall constitute, the legal, valid and binding obligations of Purchaser, and this Agreement and each such other agreement, instrument and certificate is and will be enforceable against Purchaser in accordance with its terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and by equitable principles.

                 (c) Stock Consideration. All of the Stock Consideration to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, free of all preemptive rights and, subject to official notice of issuance, authorized for listing on the NASDAQ National Market System.

                                   ARTICLE V.
                         CONDITIONS PRECEDENT TO CLOSING
                         -------------------------------

           5.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, and if Purchaser terminates this Agreement prior to Closing because any such condition is not so satisfied, Purchaser shall have no liability hereunder:

                 (a) There shall not be instituted or pending or threatened any action, suit or proceeding by or before any court, arbitrator or governmental agency challenging Purchaser's acquisition of the Assets or the Business or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or seeking damages in connection therewith;

                 (b) The representations and warranties of Seller and Shareholder in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and Seller and Shareholder shall have complied with all covenants and agreements and satisfied all conditions on its or his part to be performed or satisfied on or prior to the Closing Date;

                 (c) Any approval, consent or waiting period required by any governmental agency or authority necessary to consummate the transactions contemplated hereby shall have been obtained or expired, as the case may be;

                 (d) Purchaser shall have received a certificate of Seller substantially in the form attached as Annex C hereto;

                 (e) Purchaser shall have received a certificate of the Secretary or any Assistant Secretary of Seller substantially in the form attached as Annex D hereto;

                 (f) Purchaser shall have received a certificate of Shareholder substantially in the form attached as Annex E hereto;

                 (g) Each of Seller and Shareholder shall have entered into a non-competition agreement with Purchaser substantially in the form of Annex F hereto;

                 (h) Joanne Capria shall have entered into a non-competition agreement with Purchaser substantially in the form of Annex G hereto;

                 (i) Britt Vatne shall have entered into a non-competition agreement with Purchaser substantially in the form of Annex H hereto;

                 (j) Purchaser shall have received from Fafinski, Mark & Johnson, P.A., counsel to Seller and Shareholder, a written opinion dated the Closing Date substantially in the form attached as Annex I hereto;

                 (k) Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the Assets and the Business and Seller's condition (financial and other), properties, assets, prospects, operations and affairs and shall be satisfied in its sole discretion with the results thereof;

                 (l) Seller, Shareholder and Purchaser shall have received all consents or waivers from all parties necessary or desirable to vest in Purchaser the Assets;

                 (m) All Liens (other than the Permitted Liens) on any of the Assets (other than for taxes not yet due) shall have been released;

                 (n) Purchaser shall be reasonably satisfied that such employees of Seller as Purchaser may determine will remain employees of the Business after the Closing;

                 (o) Seller shall have provided to Purchaser assignments of all leases under which Seller leases real property in a form satisfactory to Purchaser and consented to by the respective landlords;

                 (p) Seller shall have executed and delivered to Purchaser a General Assignment and Bill of Sale substantially in the form attached as Annex B hereto;

                 (q) Purchaser, Seller, Shareholder, Novus Print Media Inc. ("NPM") and MIH, Inc. shall have entered into a Software Cross-License and Support Agreement substantially in the form attached hereto as Annex J;

                 (r) Purchaser and NPM shall have entered into a Trademark Licensing Agreement substantially in the form attached hereto as Annex K;

                 (s) Purchaser and NPM shall have entered into a Letter Agreement substantially in the form attached hereto as Annex L;

                 (t) All proceedings taken by Seller and Shareholder and all instruments executed and delivered by Seller or Shareholder on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory to Purchaser and its counsel.

           5.2 Conditions of Seller and Shareholder. Notwithstanding any other provision of this Agreement, the obligations of Seller and Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions set forth in subsections (a) and (c) of Section 5.1 hereof and the following conditions, and if Seller or Shareholder terminate this Agreement prior to closing because any such condition is not so satisfied, neither Seller nor Shareholder shall have any liability hereunder:

                 (a) the representations and warranties of Purchaser in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date;

                 (b) Purchaser, Seller and Shareholder shall have entered into a Registration Rights Agreement with respect to the Stock Consideration substantially in the form attached hereto as Annex M;

                 (c) Joanne Capria shall have entered into an employment agreement with Purchaser in substantially the form of Annex N;

                 (d) Purchaser shall have adopted a Bonus Plan of up to $2,000,000 (the "Bonus Plan") substantially in the form attached as Annex O hereto;

                 (e) Seller shall have received a certificate of Purchaser substantially in the form attached as Annex P hereto;

                 (f) Seller shall have received a certificate of the Secretary or any Assistant Secretary of Purchaser substantially in the form attached as Annex Q hereto;

                 (g) Seller shall have received from Paul, Hastings, Janofsky & Walker, LLP, counsel to Purchaser, a written opinion dated the Closing Date substantially in the form attached as Annex R hereto; and

                 (h) All proceedings taken by Purchaser and all instruments executed and delivered by Purchaser on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory to Seller and its counsel.

                                   ARTICLE VI.
                                 INDEMNIFICATION
                                 ---------------

           6.1   Indemnification.

                 (a) Seller and Shareholder, jointly and severally, covenant and agree to defend, indemnify and save and hold harmless Purchaser, together with its officers, directors, employees, attorneys and representatives and each person who controls Purchaser within the meaning of the Securities Act, from and against any loss, cost, expense, liability, claim or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding) (collectively, the "Damages") arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Seller or Shareholder in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Seller or Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by it or him pursuant to this Agreement; (iii) the Excluded Liabilities; (iv) any broker fees, finder fees or other fees or expenses payable to U.S. Bancorp Piper Jaffray Inc. or under the Equity Participation Plans (as defined in Schedule 3.9(a)); or (v) the non-competition provision of Section 6.6(a) of the PMC Agreement.

                 (b) Purchaser covenants and agrees to defend, indemnify and save and hold harmless Shareholder and Seller, together with Seller's officers, directors, employees, attorneys and representatives and each person who controls Seller within the meaning of the Securities Act, from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure by Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; (iii) the Assumed Liabilities; (iv) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct of the Business or its operations after the Closing Date; or (v) any broker fees, finder fees or other fees or expenses payable to The Winterberry Group.

                 (c) The liability of Seller and Shareholder under Section 6.1(a)(i) (other than with respect to the provisions of Section 1.7, Section 1.8 and Section 7.16 hereof) shall not exceed Three Million Three Hundred Thousand Dollars ($3,300,000). The liability of Purchaser under Section 6.1(b)(ii) shall not exceed Three Million Three Hundred Thousand Dollars ($3,300,000).

                 (d) Notwithstanding anything in this Agreement to the contrary, including this Article VI, the indemnification obligations of the Shareholders under Section 6.1 (a) hereof (other than with respect to the provisions of Section 1.7, Section 1.8 and Section 7.16 hereof) and the Purchaser under
Section 6.1(b) hereof (i) shall apply only to the extent that the amount of Damages suffered by the Indemnified Party exceeds an accumulated total of $100,000.00 in the aggregate, at which point the obligations of Seller and Shareholder, or Purchaser, as the case may be, shall be to indemnify only for all Damages (including the first $100,000.00).

                 (e) Seller and Shareholder acknowledge and agree that Purchaser (in its sole discretion) may deduct any Damages amount (or portion thereof) payable by Seller or Shareholder under this Article VI from the Post-Closing Cash Consideration payable to Seller pursuant to the provisions of Section 1.3 to the extent that Seller agrees with such Damages amount or there is a final, unappealable judgment for such Damages amount in lieu of Seller and Shareholder making payment of such amount under this Article VI.

           6.2   Third Party Claims.

                 (a) If any party entitled to be indemnified pursuant to Section
6.1 (an "Indemnified Party") receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, however, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure. For purposes of this Agreement, "Action" shall mean any actual claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any arbitrator or any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the Internal Revenue Service and other taxing authorities, and any appeal from any of the foregoing.

                 (b) The Indemnifying Party shall promptly after receipt of the Claim Notice undertake, conduct and control, through counsel of his own choosing, and at the Indemnifying Party's expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party consent, which consent shall not be unreasonably withheld.

                 (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or to the extent that the Indemnified Party will be prejudiced prior to the end of such 30 day period, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, however, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim as soon in advance as is reasonably practicable.

                 (d) Anything contained in this Section 6.2 to the contrary notwithstanding, the Indemnifying Party shall not be entitled to assume the defense for any Indemnifiable Claim if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which

Indemnified Party determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the business, properties or prospects of the Indemnified Party; provided, however, if such equitable relief portion of the Indemnifiable Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

           6.3   Indemnification Claims.

                 (a) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party (provided, however, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide Indemnification however, except to the extent that any Damages directly resulted or were caused by such failure) which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (b) or (c) below) in the amount of such Damages. The procedures set forth in clause (b) below shall apply with respect to any claim for indemnification brought by a Purchaser Indemnified Party and the procedures set forth in clause (c) below shall apply with respect to any claim for indemnification brought by a Seller Indemnified Party.

                 (b) Within 20 days after delivery of a Claim Notice delivered by a Purchaser Indemnified Party, the Indemnifying Party shall deliver to the Purchaser Indemnified Party a written response (the "Seller Response") in which the Indemnifying Party shall: (i) agree that the Purchaser Indemnified Party is entitled to receive all of the Claimed Amount, (ii) agree that the Purchaser Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Seller Agreed Amount") or (iii) dispute that the Purchaser Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Seller Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Purchaser Indemnified party shall follow the procedures set forth in Section 7.16 for the resolution of such dispute.

                 (c) Within 20 days after delivery of a Claim Notice delivered by a Seller Indemnified Party, the Indemnifying Party shall deliver to the Seller Indemnified Party a written response (the "Purchaser Response") in which the Indemnifying Party shall: (i) agree that the Seller Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Purchaser Response shall be accompanied by a payment by the Indemnifying Party to the Seller Indemnified Party of the Claimed Amount, by check or by wire transfer of immediately available funds), (ii) agree that the Seller Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Purchaser Agreed Amount') (in which case the Purchaser Response shall be accompanied by a payment by the Indemnified Party to the Seller Indemnified Party of the Purchaser Agreed Amount, by check or by wire transfer of immediately available funds) or (iii) dispute that the Seller Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Purchaser Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Seller Indemnified Party shall follow the procedures set forth in Section 7.16 for the resolution of such dispute.

                                  ARTICLE VII.
                               GENERAL PROVISIONS
                               ------------------


           7.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement or at the Closing shall survive any examination by or on behalf of any party hereto and shall survive the Closing and the consummation of the transactions contemplated hereby for a period of two (2) years following the Closing Date.

           7.2 Complete Agreement. This Agreement, including the exhibits, annexes and schedules hereto (a) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the parties hereto with regard to the subject matter hereof including, without limitation, that letter dated March 6, 2001 from Purchaser to Seller; (b) is not intended to confer upon any person any rights or remedies hereunder or with respect to the subject matter hereof except as specifically provided in this Agreement; and (c) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute a single agreement.

           7.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring the same.

           7.4 Fees. Purchaser represents and warrants to Seller and Shareholder that it has taken no action and has entered into no agreement, understanding or other arrangement that would obligate Seller to pay any broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement. Seller and Shareholder represent and warrant to Purchaser that neither Seller nor Shareholder has taken any action or entered into any agreement, understanding or other arrangement that would obligate Seller or Shareholder or Purchaser to pay any broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement (other than fees payable to U.S. Bancorp Piper Jaffray Inc. or under the Equity Participation Plans, which fees shall be borne by Shareholder or Seller).

           7.5 Further Action. Seller and Shareholder hereby agree that, from time to time after the Closing, at Purchaser's request and without further consideration, it or he, as the case may be, shall execute and deliver such other instrument of conveyance, assignment and transfer and take such other action as Purchaser reasonably may require to more effectively convey, transfer to and invest in Purchaser, and to put Purchaser in possession of, all of the Assets.

           7.6 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the addresses set forth on the signature page hereto.

           7.7 Publicity. Without the prior consent of the other parties, no party shall, and each party shall cause its directors, officers, employees and representatives not to, make any public statement or press release with respect to the transactions contemplated by this Agreement or otherwise disclose to any person or entity the existence, terms, content or effect of this Agreement; provided, however, that if a disclosure is required by law, the party required to make such disclosure shall make a good faith effort to consult with the other party and then may make the required disclosure; provided, further, that Purchaser shall be permitted to issue, with the consent of Seller, which consent shall not be unreasonably withheld, a press release or public statement with respect to the transactions contemplated by this Agreement.

           7.8 Attorneys' Fees. If any litigation or arbitration shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the nonprevailing party or parties its reasonable attorneys' and other fees as fixed by the court or the arbitrator, as the case may be.

           7.9 Corporate Name. Except as set forth in the Software Cross-License and Support Agreement attached hereto as Annex J, Seller and Shareholder agree to permanently discontinue the use of the names "Advanced Marketing Selectivity System," "LMAS" or "AMSS," or any similar names, and the name "Novus List Marketing." Within ten days after the Closing, Seller shall cause the preparation, execution and filing with the Secretary of State of the State of Minnesota of an amendment to Seller's articles of organization changing the name of Seller to a name reasonably acceptable to Purchaser. Furthermore, Seller grants to Purchaser, during the period commencing on the date hereof and continuing for a period of ninety (90) days thereafter, a worldwide, exclusive, irrevocable license to use the "Novus" name, logo, design, trademark and servicemark in connection with Purchaser's business (including, without limitation, the continuation by Purchaser of the Business)

           7.10 Headings. The article and section headings used herein are inserted for reference purposes only and shall not in any manner affect the meaning or interpretation of the terms of this Agreement.

           7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to choice of law principles.

           7.12 Bulk Sales Law Compliance. Neither Seller nor Shareholder shall be liable to Purchaser for failure to comply with the bulk sales laws except to the extent that any claims arising thereunder constitute Excluded Liabilities.

           7.13 Employees. On the Closing Date, Seller shall terminate all of its employees and Purchaser shall offer employment to the employees of Seller, such employment to commence on the Closing Date. Notwithstanding anything else in this Agreement to the contrary, (a) Seller shall be liable for any and all, if any, severance obligations, shut-down pay or benefits, accrued vacation and similar obligations, if any, to its employees resulting from or arising out of the transactions contemplated by this Agreement, and (b) nothing in this paragraph creates or is intended to create any rights of any kind or nature in any third parties, including, without limitation, any rights or remedies in favor of any of Seller's employees to be employed, or respecting the terms of employment, for any specified period of time

           7.14 Transition Period. Seller and Shareholder shall cause MIH, Inc. to continue to provide the following information technology systems and support to the Business following the Closing for a period of ninety (90) days: T-1 data line, telephones, telephone lines, local and long distance telephone access, web site hosting support for Seller's web sites relating to the Business, Exchange email server, print server, all other servers used in the operation of the Business, systems administration for the aforementioned servers, Rightfax 6.0/7.2, Brio software and data backups; provided, however, that Purchaser shall reimburse MIH, Inc., Seller or Shareholder, as the case may be, for the fully allocated costs and expenses of such systems and support. Purchaser shall be solely responsible for contracting with third parties for such systems and support ninety (90) days after this Agreement, including, without limitation, obtaining any necessary third party software licenses; provided, further, that Purchaser shall use its best efforts to obtain replacement systems and support within 60 days following the Closing

           7.15 Bank Accounts. Until the first anniversary of the Closing Date, Seller and Shareholder agree to use reasonable efforts to cause NPM to pay to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser all amounts received by NPM with respect to Gross AR or relating to the Business as conducted by Purchaser following the Closing (collectively, "NPM Payments") within five (5) days of NPM's receipt of any such NPM Payments. For the three (3) month period following the Closing, Seller and Shareholder, jointly and severally, agree that if NPM receives an NPM Payment and does not pay to Purchaser such NPM Payment within five (5) days of NPM's receipt of such NPM Payment, Seller and Shareholder shall pay to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser such NPM Payment within three (3) days' of NPM's failure to make such payment. Seller and Shareholder further agree to use reasonable efforts to cause NPM to deliver to Purchaser with each NPM Payment copies of all relevant documentation with respect to such NPM Payment (including, without limitation, applicable bank account statements and invoices) and to cause NPM to provide Purchaser (upon reasonable notice to NPM and during normal business hours) access the books and records relating to the NPM Payments in order to verify such NPM Payments. As promptly as possible following the Closing, Purchaser agrees to send notices to all customers of the Business, directing such customers to deliver all future payments to an account designated by Purchaser in such notice.

           7.16  Arbitration.

                 (a) Except as otherwise provided for in Section 1.5(e), Section
1.7 and Section 1.8 hereof, any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement or the subject matter hereof, including any issues and matters arising under the federal and state securities laws and questions concerning the scope and applicability of this Section 7.16, shall be finally settled by arbitration held in either Los Angeles, California or New York, New York, (at the election of the party seeking arbitration) in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall have the right and authority to determine how his decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct.

                 (b) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction and in connection with such action to compel the laws of the State of New York shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and the exclusive jurisdiction of such court and waive any objection to the jurisdiction of such arbitrator and court.

                 (c) Notwithstanding the foregoing in this Section 7.16, however, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought by any party hereto, and this Section 7.16 may not be raised as a defense to such injunctive relief.

                           [ASSET PURCHASE AGREEMENT]

           IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

L90, INC.,
a Delaware corporation


By: /s/ John C. Bohan
   --------------------------
Name: John C. Bohan
Title:     President & CEO

Address for Notices:
L90, Inc.
Attention: General Counsel
4499 Glencoe Avenue
Marina del Rey, CA 90292
Telecopy: (310) 578-9942

                                                /s/ Henry A. Cousineau III
NOVUS LIST MARKETING LLC,                      ---------------------------
a Minnesota limited liability company          HENRY A. COUSINEAU III


By: /s/ Scott T. Jagodzinski
   --------------------------                  Address for Notices:
Name: Scott T. Jagodzinski                     11477 Cedar Pass
Title:                                         Minnetonka, Minnesota 55305
                                               Telecopy: 612-525-1953

Address for Notices:
13605 First Avenue North
Plymouth, MN  55441
Attention: Scott T. Jagodzinski
Telecopy: 763-449-6510

and a copy to:

Robert R. Fafinski, Jr., Esq.
Fafinski, Mark & Johnson, P.A.
6600 City West Parkway
Suite 300
Minneapolis, MN 55344
Telecopy:  (952) 995-9577